SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

American Dental Partners, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 15, 2010

Dear Shareholder,

I am pleased to invite you to attend the 2010 Annual Meeting of Shareholders of American Dental Partners, Inc. The annual meeting will be held at 8:00 a.m., EDT, on Thursday, May 27, 2010 at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts.

You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. This year, we are making our proxy materials, including our annual report to shareholders, available over the Internet. Most shareholders will receive a notice of the Internet availability of the proxy materials instead of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail.

Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we hope that you will submit your vote by proxy as soon as possible. If you received a notice of Internet availability, you may submit your vote by proxy over the Internet or by telephone. If you received a printed copy of the proxy materials (including a proxy card), you may alternatively submit your proxy vote by mail. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in our company. I look forward to greeting many of you at the annual meeting.

Sincerely,

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

AMERICAN DENTAL PARTNERS, INC.

PROXY STATEMENT

AMERICAN DENTAL PARTNERS, INC.

401 Edgewater Place

Suite 430

Wakefield, MA 01880

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date	Thursday, May 27, 2010

Time	8:00 a.m., EDT

Location	401 Edgewater Place
Suite 430
Wakefield, MA

Proposals	(1)

To elect three Class I Directors to serve three-year terms ending on the date of our 2013 annual meeting, or until their respective successors have been elected and qualified, and one Class II Director to serve the remainder of a three-year term ending on the date of our 2011 annual meeting, or until her successor has been elected and qualified

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year

Consideration will also be given to such other business as may properly come before the meeting or any adjournment thereof

Board Recommendations	Our Board of Directors recommends that shareholders vote FOR each of the proposals to be considered and acted upon at the annual meeting

Record Date	Only shareholders as of the close of business on April 2, 2010 are entitled to notice of and to vote at the annual meeting

By Order of the Board of Directors,

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

Wakefield, Massachusetts

April 15, 2010

AMERICAN DENTAL PARTNERS, INC.

401 Edgewater Place

Suite 430

Wakefield, MA 01880

PROXY STATEMENT

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2010 Annual Meeting of Shareholders and at any adjournments of the annual meeting. The annual meeting will be held at 8:00 a.m., EDT, on Thursday, May 27, 2010 at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts.

We are making the annual meeting notice, this proxy statement and our annual report to shareholders available to our shareholders on or about April 15, 2010.

IMPORTANT INFORMATION

Internet Availability of Proxy Materials

We are making our proxy materials available to our shareholders over the Internet. Most of our shareholders will receive a notice of the Internet availability of our proxy materials in lieu of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail. It also includes instructions on how shareholders may elect to receive future proxy materials in printed form by mail or electronically by email.

Summary of Proposals

The following is a summary of the proposals to be considered and acted upon at the annual meeting and the voting recommendations of our Board of Directors:

Proposal	Board Recommendation

(1)    To elect three Class I Directors to serve three-year terms ending on the date of our 2013 annual meeting, or until their respective successors have been elected and qualified, and one Class II Director to serve the remainder of a three-year term ending on the date of our 2011 annual meeting, or until her successor has been elected and qualified

FOR

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year	FOR

We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, in accordance with their judgment.

Shares Entitled to Vote

At the close of business on April 2, 2010, the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, there were outstanding and entitled to vote an aggregate of 16,310,588 shares of our common stock, $0.01 par value per share. Shareholders are entitled to one vote per share.

Shareholders of Record versus Beneficial Owners

In certain sections of this proxy statement, we distinguish between shareholders of record and beneficial owners. Most of our shareholders are beneficial owners.

•

Shareholders of Record. If your shares are held in your name with our transfer agent, Register and Transfer Company, you are considered the “shareholder of record” of those shares. As a shareholder of record, you will receive the notice of Internet availability or, as applicable, a printed copy of the proxy materials directly from us.

•

Beneficial Owners. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the broker or custodian is the shareholder of record. As a beneficial owner, your broker or custodian will forward to you the notice of Internet availability or, as applicable, a printed copy of the proxy materials.

Voting Methods

You may vote your shares as follows:

•

By Proxy over the Internet or by Telephone. If you receive a notice of Internet availability, or if you receive a printed copy of the proxy materials by mail (including a proxy card), you may submit your vote by proxy over the Internet or by telephone any time prior to 11:59 p.m., EDT, on May 25, 2010 by following the instructions on the notice or proxy card.

•

By Proxy by Mail. If you receive a printed copy of the proxy materials (including a proxy card) by mail, you may submit your proxy vote by mail by following the instructions on the proxy card. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

•

In Person. All shareholders may vote in person at the annual meeting. Please note, however, that if you are a beneficial owner, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the shareholder of record (which is your broker or custodian) that authorizes you to do so.

If you receive more than one notice of Internet availability or multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must separately vote over the Internet or by telephone the shares represented by each notice or complete and return each proxy card. You may receive multiple copies of the notice or proxy materials if, for example, you hold shares in more than one brokerage account or you are a shareholder of record and hold shares registered in more than one name.

If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet or by telephone, submitting a subsequently dated proxy card, delivering a written revocation to our Secretary at our principal executive offices or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

Quorum and Voting Requirements

The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting.

The affirmative vote of the holders of a plurality of the shares of common stock present or represented and voting at the annual meeting is required for the election of the Class I Directors and Class II Director. The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Handling of Proxy Votes

All proxies will be voted in accordance with shareholders’ instructions, which may include FOR and WITHHELD for director elections and FOR, AGAINST and ABSTAIN for all other proposals. If you submit your vote by proxy, but you do not provide specific voting instructions with respect to a particular proposal, then:

•	if you are a shareholder of record, the persons designated by us as proxies will vote your shares in favor of that proposal, or

•

if you are a beneficial owner, your broker or custodian may vote your shares on that proposal to the extent consistent with its discretionary voting authority (on any proposal for which your broker or custodian lacks discretionary voting authority, your shares will not be voted—this is referred to as a “broker non-vote”).

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will not count as votes FOR or AGAINST any proposal or as votes cast or shares voting on any proposal. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by shareholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Solicitation of Proxies

We will bear all costs for this solicitation of proxies. Our directors, officers and employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to shareholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.

Householding

Some brokers or custodians may practice “householding” whereby they provide a single copy of proxy materials to multiple shareholders sharing the same household. If you have received proxy materials on a household basis, we will promptly deliver an additional copy of any of the proxy materials at no charge upon request to: American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attn: Investor Relations, telephone: (781) 224-0880. If you are receiving proxy materials on a household basis and wish to discontinue doing so, or if you would like to begin receiving proxy materials on a household basis, you should contact your bank or custodian, or you may contact us as described above.

Annual Report on Form 10-K

We will furnish a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, including financial statements and schedules, but excluding exhibits, to any shareholder at no charge upon request to: American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attn: Investor Relations, telephone: (781) 224-0880. Exhibits will be provided upon written request and payment of an appropriate processing fee. Please note that our Annual Report on Form 10-K is also available on the Financial Information page in the Investors section of our website at www.amdpi.com.

SECURITIES MATTERS

Security Ownership of Certain Beneficial Owners

The following table provides information with respect to the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of the outstanding shares, each executive officer named in the Summary Compensation Table on page 19 of this proxy statement, each of our directors and all of our executive officers and directors as a group.

Except as otherwise noted, information in the following table is as of April 2, 2010. The number of shares beneficially owned by each person or entity is calculated pursuant to rules promulgated by the SEC. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting or dispositive power, and all shares that the person or entity has the right to acquire within 60 days after April 2, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
5% Shareholders(3)
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	2,019,995	12.4%

Teton Capital Partners, L.P.(5) 610 West 5th Street, Suite 600 Austin, TX 78701	1,230,520	7.5%

Bares Capital Management, Inc.(6) 221 W. 6th Street, Suite 1225 Austin, TX 78701	1,004,139	6.2%

Dimensional Fund Advisors LP(7) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	939,656	5.8%

Executive Officers & Directors
Gregory A. Serrao(8)	885,438	5.3%
Breht T. Feigh(9)	384,141	2.3%
Michael J. Vaughan(10)	292,721	1.8%
Mark W. Vargo(11)	27,325	*
Fay Donohue	0	*
Robert E. Hunter, D.M.D.(12)	50,258	*
David E. Milbrath, D.D.S.(11)	12,500	*
Gerard M. Moufflet(13)	65,682	*
Lonnie H. Norris, D.M.D., M.P.H.(11)	3,333	*
Derril W. Reeves(14)	98,633	*
Steven J. Semmelmayer(11)	6,666	*
All executive officers and directors as a group (11 persons)(15)	1,826,697	10.4%

*	Less than 1%

(1)

The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person or entity has sole voting or dispositive power with respect to the shares identified as being beneficially owned by that person or entity.

(2)

Percentage ownership calculations are based on 16,310,588 shares of common stock outstanding as of April 2, 2010. Any shares that a person or entity has the right to acquire within 60 days after April 2, 2010 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)	Excludes Mr. Serrao, whose beneficial ownership data is provided in the table under the subheading “Executive Officers & Directors.”

(4)

Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC (“FMR”); Edward C. Johnson 3d, Chairman of FMR and FIL Limited (“FIL”); and Pyramis Global Advisors Trust Company (“Pyramis Trust”), an indirect wholly-owned subsidiary of FMR. FMR has sole voting power with respect to 1,887,148 of the shares, but dispositive power with respect to all of the shares. Pyramis Global Advisors, LLC (“Pyramis”), an indirect wholly-owned subsidiary of FMR, beneficially owns 164,280 of the shares as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies. Mr. Johnson and FMR, through its legal ownership of Pyramis, each has sole voting and dispositive power with respect to all of the shares beneficially owned by Pyramis. Pyramis Trust beneficially owns 1,619,815 of the shares as a result of serving as investment manager of institutional accounts owning those shares. Mr. Johnson and FMR, through its control of Pyramis Trust, each has sole voting power with respect to 1,486,968 of the shares beneficially owned by Pyramis Trust and sole dispositive power with respect to all of the shares beneficially owned by Pyramis Trust. FIL beneficially owns 235,900 of the shares. Partnerships controlled predominantly by members of Mr. Johnson’s family own shares of FIL voting stock with the right to cast approximately 47% of the total votes that may be cast by all holders of FIL voting stock.

(5)

Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on February 16, 2010 by Teton Capital Partners, L.P. (the “Teton Fund”); Ancient Art, L.P. (“Ancient Art”), as investment manager to the Teton Fund; Whitney, L.P. (“Whitney”), as the general partner of the Teton Fund; Trango II, L.L.C. (“Trango”), as the general partner of both Ancient Art and Whitney; and Quincy J. Lee, the principal of Trango. Ancient Art, Whitney, Trango and Mr. Lee are collectively referred to as the “Teton Management Group.” The Teton Fund may be deemed the beneficial owner of all the shares. The Teton Management Group may be deemed the beneficial owner of all of the shares held by the Teton Fund. With respect to all of the shares, the Teton Fund has sole voting and dispositive power and the Teton Management Group has shared voting and dispositive power.

(6)

Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on February 12, 2010 by Bares Capital Management, Inc. (“Bares”). Bares has sole voting and dispositive power with respect to 34,594 of the shares and shared voting and dispositive power with respect to 969,545 of the shares.

(7)

Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional has sole voting power with respect to 913,960 of the shares, but dispositive power with respect to all of the shares. Dimensional disclaims beneficial ownership of the shares.

(8)

Includes 11,900 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee (Mr. Serrao has shared voting and dispositive power with respect to these shares); 7,500 shares held by Mr. Serrao’s wife; and 398,238 shares issuable upon the exercise of stock options. Mr. Serrao disclaims beneficial ownership of the shares owned by the family trust and held by his wife.

(9)	Includes 338,023 shares issuable upon the exercise of stock options.

(10)	Includes 271,050 shares issuable upon the exercise of stock options.

(11)	Consists entirely of shares issuable upon the exercise of stock options.

(12)	Includes 49,208 shares issuable upon the exercise of stock options.

(13)	Includes 63,458 shares issuable upon the exercise of stock options.

(14)	Includes 94,133 shares issuable upon the exercise of stock options.

(15)	Includes 1,263,934 shares issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and their written representations, we believe that all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2009, other than Dr. Milbrath failed to timely file a Form 3 following his appointment to the Board of Directors on April 28, 2009. Upon discovery of this error, Dr. Milbrath filed a Form 3 with the SEC on January 15, 2010.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal Summary

Our Board of Directors is divided into three classes, designated as Class I, Class II and Class III Directors, with one class elected each year. Members of each class hold office for three-year terms. Our Board of Directors currently consists of eight members, three of whom are Class I directors, three of whom are Class II Directors and two of whom are Class III Directors. Our Board of Directors has nominated each of our Class I Directors for re-election for three-year terms expiring at our 2013 annual meeting, or until their respective successors have been elected and qualified, and one of our Class II Directors, Fay Donohue, who was appointed to our Board of Directors on September 1, 2009, for election for the remainder of the three-year term expiring at our 2011 annual meeting, or until her successor has been elected and qualified.

The persons designated by us as proxies will vote to elect Dr. Robert E. Hunter, Dr. David E. Milbrath and Gerard M. Moufflet as Class I Directors and Fay Donohue as a Class II Director unless authority to vote for the election of any or all of the nominees is withheld. Each nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our Board of Directors.

Board Recommendation

Our Board of Directors recommends that our shareholders vote FOR the election of Dr. Hunter, Dr. Milbrath and Mr. Moufflet as Class I Directors and Ms. Donohue as a Class II Director.

Directors

Set forth below regarding each nominee and each continuing director is his or her name, age as of March 31, 2010 and the year in which he or she first became a director; his or her principal occupation and business experience during at least the past five years; all positions he or she holds with us, if any; the names of other publicly held corporations for which he or she serves, or has served within the past five years, as a director; and the experience, qualifications, attributes or skills that led to the conclusion that he or she should serve as a director. There are no family relationships among any of our directors and executive officers.

Nominees

Class I Directors (Terms to expire at our 2013 annual meeting)

Robert E. Hunter, D.M.D., 73, became a director in 2002. Dr. Hunter retired in May 2007 as President and Chief Executive Officer of DentaQuest Ventures, Inc., an oral health company and for-profit subsidiary of Delta Dental of Massachusetts, a position he held from May 2002 to May 2007. From 1988 to 2002, he served as President and Chief Executive Officer of Dental Service of Massachusetts, Inc., which does business as Delta Dental of Massachusetts and is one of the nation’s largest providers and administrators of dental benefits. Dr. Hunter currently serves on the Board of Overseers for Tufts University School of Dental Medicine. Dr. Hunter’s extensive knowledge of the dental insurance marketplace, both commercial and public; his former role as chief executive officer of one of the largest dental insurance companies in the United States; his financial expertise; and his prior experience as a practicing dentist led to the conclusion that he should serve on the Board.

David E. Milbrath, D.D.S., 65, was appointed as a director in 2009 following his recommendation to the Nominating Committee by Mr. Serrao. Dr. Milbrath serves as Chairman Emeritus of Metropolitan Dental Management, Inc., the management company that was acquired in connection with our affiliation with Metro Dentalcare. Dr. Milbrath founded Metro Dentalcare in 1968 and served as Chairman of Metropolitan Dental Management from its founding until December 2009. Dr. Milbrath earned his doctorate of dental surgery from the University of Minnesota. Dr. Milbrath is a member of the American Dental Association, the Minnesota

Dental Association and the Minneapolis District Dental Society. We desire to include a dentist from one of our affiliated dental groups on the Board to provide practice-level insight and perspective on our corporate programs and initiatives. Dr. Milbrath’s experience as founder and leader of our largest affiliated dental group led to the conclusion that he should serve on the Board.

Gerard M. Moufflet, 66, became a director in 2003. Mr. Moufflet is founder, President and Chief Executive Officer of Acceleration International Corporation, a venture capital firm established in 2001 that invests in the health care sector in the United States and Europe. From July 2005 to August 2008, Mr. Moufflet also served as President and Chief Executive Officer of Kika Medical Inc., a worldwide provider of intelligence solutions to the life sciences community. From 1989 to 2001, Mr. Moufflet was a Managing Director of Advent International Corporation, a private equity firm. Mr. Moufflet currently serves on the board of directors of Amphion Innovations, a public company that builds shareholder value in high growth companies in the medical and technology sectors, and as Chairman of the Board of Fellows at Harvard University School of Dental Medicine. Mr. Moufflet’s extensive knowledge of the dental business, gained through venture capital investments in dental management and dental implant companies, combined with his prior experience in senior operating executive positions and his financial expertise led to the conclusion that he should serve on the Board.

Class II Director (Term to expire at our 2011 annual meeting)

Fay Donohue, 59, was appointed as a director in 2009 following her recommendation to the Nominating Committee by Mr. Serrao. Since June 2007, Ms. Donohue has served as President and Chief Executive Officer of Dental Service of Massachusetts, Inc., which does business as Delta Dental of Massachusetts and is one of the nation’s largest providers and administrators of dental benefits. Ms. Donohue previously served as Executive Vice President of Delta Dental of Massachusetts from 1995 to 2007. She currently serves on the Board of Directors for multiple non-profit organizations, including the Delta Dental Plan Association, Associated Industries of Massachusetts and the National Initiative for Children’s Health Care Quality. Ms. Donohue’s extensive knowledge of the dental insurance marketplace, both commercial and public; her position as chief executive officer of one of the largest dental insurance companies in the United States; the fact that her company maintains an outcomes-based dental practice, the DentaQuest Institute; her financial expertise; and her expertise in public policy matters surrounding dentistry led to the conclusion that she should serve on the Board.

Continuing Directors

Class II Directors (Terms to expire at our 2011 annual meeting)

Lonnie H. Norris, D.M.D., M.P.H., 67, became a director in 2009. Dr. Norris is Dean of Tufts University School of Dental Medicine and is a tenured professor of oral and maxillofacial surgery. Dr. Norris has been a faculty member at Tufts University School of Dental Medicine since 1980. Dr. Norris was appointed Interim Dean in 1995 and Dean in 1996. Dr. Norris is a Diplomat of the American Board of Oral and Maxillofacial Surgery and a Fellow of the American Association of Oral and Maxillofacial Surgeons, Pierre Fauchard Academy, International College of Dentistry and American College of Dentists. Dr. Norris earned his doctorate of dental medicine and master of public science from Harvard University and in 1998 was honored with the Distinguished Alumni Award from Harvard University School of Dental Medicine. In 2008, Dr. Norris was honored with the Tufts University Provost’s Medal. Dr. Norris is also an active member of the American Dental Association and the American Dental Education Association, among many other dental organizations. Because trends in dental education have the potential to significantly affect our business, we desire to have a representative from a leading dental school on our Board. Dr. Norris’ role as dean of one of the most prestigious and largest dental schools in the United States and his extensive knowledge of the dental industry led to the conclusion that he should serve on the Board.

Steven J. Semmelmayer, 52, became a director in 2008. Mr. Semmelmayer has served as the Chief Executive Officer of Discus Dental, LLC, a dental consumables and technology company, since November 2008. From November 2006 to October 2008, Mr. Semmelmayer served as Chief Executive Officer of LED Medical

Diagnostics Inc., a company dedicated to the early detection of oral cancer. He also served as Chairman of LED Medical Diagnotstics’ Board of Directors from November 2007 to October 2008. From 1979 to 2006, Mr. Semmelmayer served in various capacities with Sybron Dental Specialties, Inc., a division of Danaher Corporation and a global manufacturer of professional medical and dental products, including most recently as President, Professional Dental from 2000 to 2006. Mr. Semmelmayer currently serves on the Board of Directors for multiple non-profit and private companies, including the Dental Trade Alliance, the Children’s Dental Center of Greater Los Angeles and Novalar Pharmaceuticals, Inc. Mr. Semmelmayer’s extensive experience as chief executive officer of multiple dental manufacturers and his general business acumen led to the conclusion that he should serve on the Board.

Class III Directors (Terms to expire at our 2012 annual meeting)

Derril W. Reeves, 66, became a director in 1997. Mr. Reeves co-founded BreatheAmerica, Inc., which owns and operates innovative treatment centers for people with various airway diseases, and has served as its Executive Vice President and Chief Development Officer and as a member of its board of directors since July 2006. Mr. Reeves co-founded Surgis, Inc., an ambulatory surgery center company, in 2001 and served as its Executive Vice President and Chief Development Officer until May 2006 when Surgis was acquired by United Surgical Partners International, Inc. Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer of Phycor, Inc. from 1987 to 2000. On January 31, 2002, Phycor, Inc. filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan under Chapter 11 of the United States Bankruptcy Code. This reorganization plan was approved on July 6, 2002 by the U.S. Bankruptcy Court for the Southern District of New York. Mr. Reeves’ extensive experience in the medical industry, including medical practice management, out-patient surgical centers and asthma treatment centers, led to the conclusion that he should serve on the Board.

Gregory A. Serrao, 47, became a director in 1995. Mr. Serrao founded American Dental Partners, Inc. and has served as our President, Chief Executive Officer and a Director since December 1995 and as Chairman since 1997. From 1992 to 1995, Mr. Serrao served as President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. and distributor of pharmaceuticals, medical supplies and therapeutic blood products. From 1991 to 1992, Mr. Serrao served as Vice President – Corporate Development of Cardinal Health, a multinational health care industry services provider. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. from 1985 to 1990. Mr. Serrao serves on the Board of Fellows of Harvard University School of Dental Medicine and the Board of Governors for the Boys and Girls Club of Lawrence, Massachusetts. Mr. Serrao’s role as founder of our company; his vision, leadership and business acumen; and his knowledge of the dental industry led to the conclusion that he should serve on the Board.

Board Leadership and Risk Oversight Role

Mr. Serrao serves as our Chairman, President and Chief Executive Officer. Our Board of Directors has not deemed it necessary to separate the positions of Chairman and Chief Executive Officer or name a lead independent director because the Board values Mr. Serrao’s business acumen, industry knowledge, ethics and leadership as Chairman and because our independent directors under our existing board leadership structure have been diligent in their oversight responsibility with respect to management. This oversight includes actively advising and providing direction to management, reviewing and approving management’s strategic plans and business objectives, and overseeing our company’s financial performance and compliance with legal and regulatory obligations. Additionally, our independent directors meet, from time to time as they deem appropriate, in executive session at both the Board and committee levels.

Our Audit Committee is responsible for risk oversight generally. Pursuant to its charter, the committee discusses with management and our independent registered public accounting firm our major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies. Our Compensation Committee is responsible for oversight of risks specifically related to compensation practices, including formulation, administration and regulatory compliance.

Director Attendance at Annual Meeting

Our Board of Directors has not established a policy for director attendance at our annual meetings. Mr. Serrao, Chairman of the Board of Directors, attended our 2009 annual meeting.

Board of Directors and Committee Meetings

Our Board of Directors has established standing Audit, Compensation and Nominating Committees, each of which operates under a charter that has been approved by our Board. Each committee reviews its charter periodically, and then recommends any proposed revisions to our Board for approval. A copy of each committee’s charter can be accessed from the Governance page in the Investors section of our website at www.amdpi.com.

Our Board of Directors additionally has a standing Directors Stock Option Plan Committee that is responsible for administering our Amended and Restated 1996 Directors Stock Option Plan and our Amended 2005 Directors Stock Option Plan.

The following table sets forth information with respect to the various standing committees and meetings held during 2009.

	Board of Directors	Board Committees
		Audit	Compensation	Nominating	Directors Stock Option Plan
2009 Activity(1)	10 Meetings(2) 4 Actions by Written Consent	4 Meetings	7 Meetings 3 Actions by Written Consent	3 Meetings 1 Action by Written Consent	2 Actions by Written Consent

Fay Donohue(3)	Independent(4)	Member(5)(6)	—	Member	—
Robert E. Hunter, D.M.D.	Independent(4)	Chairman(5)(7)	Member	Member	—
David E. Milbrath, D.D.S.(8)	Employee	—	—	—	—
Gerard M. Moufflet	Independent(4)	Member(5)	—	Member	—
Lonnie H. Norris, D.M.D., M.P.H.(9)	Independent(4)	—	Member(10)	Member	—
Derril W. Reeves	Independent(4)	Member(5)	Chairman	Member	—
Steven J. Semmelmayer	Independent(4)	Member(5)(6)	Member(10)	Member	—
Gregory A. Serrao	Chairman/Employee	—	—	—	Member

(1)

Each director attended at least 75% of the meetings held by our Board of Directors and the committees on which he or she served during 2009, other than Ms. Donohue, who was not able to attend the first regularly scheduled Board meeting following her appointment to the Board due to a pre-existing scheduling conflict.

(2)	Four of the meetings were in-person meetings, and six of the meetings were telephonic meetings.

(3)	Ms. Donohue was appointed to our Board of Directors on September 1, 2009.

(4)	Independent under the Nasdaq Rules.

(5)	Independent under the heightened independence standards applicable to audit committee members under the Nasdaq Rules as mandated by the Sarbanes-Oxley Act of 2002.

(6)	Ms. Donohue was appointed to the Audit Committee after its last meeting in 2009. Mr. Semmelmayer served as a member of the Audit Committee through that last meeting.

(7)	Dr. Hunter was appointed to the Audit Committee effective April 28, 2009. The Board of Directors has determined that Dr. Hunter meets the SEC criteria of an audit committee financial expert.

(8)	Dr. Milbrath was appointed to our Board of Directors on April 28, 2009.

(9)	Dr. Norris was appointed to our Board of Directors on February 24, 2009.

(10)	Dr. Norris was appointed to the Compensation Committee on May 11, 2009. Until that date, Mr. Semmelmayer was a member of that committee.

Audit Committee

The current members of our Audit Committee are Ms. Donohue, Dr. Hunter (Chairman), Mr. Moufflet and Mr. Reeves. Our Board of Directors has determined that Dr. Hunter is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. In addition, our Board of Directors has determined that the members of our Audit Committee meet the additional independence criteria required for audit committee membership under applicable Nasdaq listing standards.

The primary purpose of the committee is to assist the Board in overseeing the integrity of our financial statements, our accounting and financial reporting processes and our systems of internal accounting and financial controls; engaging and assessing the qualifications and independence of our independent registered public accounting firm; overseeing the audits of our financial statements and the performance of our independent registered public accounting firm; and overseeing our compliance with legal and regulatory requirements.

The committee’s responsibilities additionally include:

•

pre-approving auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm (including the related fees and terms), subject to de minimis exceptions,

•

discussing with our independent registered public accounting firm the overall scope and plans for each audit, including factors that may affect the effectiveness and timeliness of the audit, and discussing with management and the independent registered public accounting firm, among other things, our major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies,

•

reviewing periodically with our Chief Executive Officer and our Chief Financial Officer management’s conclusions about the efficacy of our disclosure controls and procedures, including any significant deficiencies in the design or operation of those controls and procedures, material weaknesses, and any fraud involving management or other employees who have a significant role in our internal controls,

•

reviewing and discussing with management and the independent registered public accounting firm the financial information to be included in our Annual Report on Form 10-K and the quarterly financial information to be included in our Quarterly Reports on Form 10-Q,

•

establishing procedures for the receipt, retention and handling of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters, and

•	reviewing proposed related party transactions.

Our Audit Committee met four times during 2009.

Compensation Committee

The current members of our Compensation Committee are Dr. Hunter, Dr. Norris and Mr. Reeves (Chairman). The purpose of the committee is to discharge the Board’s responsibilities relating to compensation of our executive officers and to produce an annual report on executive compensation for inclusion in our proxy statement. The responsibilities of the committee include:

•

annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and setting our Chief Executive Officer’s compensation levels based on this evaluation and other factors deemed relevant and appropriate by the committee,

•

annually reviewing and determining for our executive officers annual base salary level; annual incentive opportunity level; long-term incentive opportunity level; employment agreements, severance arrangements and change of control agreements/provisions, in each case as, when and if appropriate; and any special or supplemental benefits,

•	reviewing and discussing with management our Compensation Discussion and Analysis, or CD&A, each year and making a recommendation to the Board regarding its inclusion in our proxy statement,

•	reviewing and making recommendations to the Board with respect to compensation programs and policies, including incentive-compensation plans and equity-based plans, and

•	administering our equity-based compensation plans.

The Compensation Committee has the authority to retain compensation consultants and other advisors to assist the committee in its evaluation of executive compensation.

Our Compensation Committee met seven times and acted by written consent three times during 2009.

Nominating Committee

The current members of our Nominating Committee are Ms. Donohue, Dr. Hunter, Mr. Moufflet, Dr. Norris, Mr. Reeves and Mr. Semmelmayer. The committee’s responsibilities include:

•	identifying individuals qualified to become Board members and selecting or recommending to our Board of Directors nominees for election to the Board,

•	considering and reviewing with the Board the desired skills and characteristics for directors,

•	assessing the qualifications, independence, age, skill and expertise of proposed nominees for election to the Board, and

•	considering the qualifications and experience of the members of the Board at the time the Nominating Committee reviews the proposed nominees.

At a minimum, the Nominating Committee has determined that Board members should share our company values and possess high personal and professional integrity, the ability to exercise sound business judgment and the availability and willingness to devote sufficient time to Board activities. The Nominating Committee may establish additional minimum qualifications for director nominees as it deems appropriate.

The Nominating Committee will consider individuals recommended by our shareholders for membership on the Board. To be considered, a recommendation must be made in a written notice, addressed to the Chairman of the Board at our corporate offices, that includes, at a minimum, the following items, or such additional or other items as may be determined by the Nominating Committee from time to time:

•

the name and address, as they appear on our corporate records, and telephone number of the shareholder making the recommendation, as well as information concerning the number of shares owned, and if the person is not a shareholder of record or if his or her shares are owned by an entity, reasonable evidence of the person’s ownership of the shares or the person’s authority to act on behalf of the entity,

•

the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual,

•

a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications,

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, or with any of our competitors, whether direct or indirect, and

•

if known to the shareholder, any material interest of the shareholder or individual being recommended in any business or proposals to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to the shareholder).

The Nominating Committee has not established a specific process for identifying other potential nominees, other than the procedures described above for shareholder recommendations. Subject to those procedures, the Nominating Committee anticipates evaluating all nominees on the same basis.

The Nominating Committee has not established a formal diversity policy for purposes of identifying potential director nominees. The Nominating Committee does, however, seek to have represented on the Board a diverse mix of experience and knowledge within the dental industry. Our current mix of directors, for example, includes persons with knowledge of medical practice management, dental insurance, dental education, dental manufacturing and dental practice. The Nominating Committee selects for nomination among the best candidates available to us that provide this diversity.

Our Nominating Committee met three times and acted by written consent one time during 2009.

Compensation Committee Interlocks and Insider Participation

Dr. Hunter, Dr. Norris and Mr. Reeves serve as the current members of our Compensation Committee. Mr. Semmelmayer served as a member of the Compensation Committee until May 11, 2009, the date that Dr. Norris was appointed to the committee. There are no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. During 2009, each non-employee director received a retainer of $8,000 per quarter and a fee of $3,000 for attending each Board of Directors meeting and a fee of $2,000 for attending each committee meeting on which the director served, including any special committees of the Board (except each director received a fee of $500 for attending each Nominating Committee meeting). Members of any special committees of the Board are paid a retainer of $1,500 per quarter. The Audit Committee Chairman also received an annual retainer of $10,000, the Compensation Committee Chairman received an annual retainer of $5,000 and the Chairman of any special committee of the Board received a retainer of $2,500 per quarter. In the past, we have not compensated directors for telephonic Board or committee meetings, other than telephonic meetings of special committees of the Board. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings. In addition, directors who are not employees are eligible to receive option awards under our Amended 2005 Directors Stock Option Plan. These options are issued at such times and in such amounts as our Directors Stock Option Plan Committee determines.

The following table sets forth information regarding the compensation paid during 2009 to the members of our Board of Directors, other than Mr. Serrao and Dr. Milbrath, who receive no compensation for being directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation(2)	Total
Fay Donohue	$8,000	$70,402	—	$78,402
Robert E. Hunter	$59,500	$37,200	—	$96,700
James T. Kelly(3)	$31,667	—	—	$31,667
Gerard M. Moufflet	$53,500	$37,200	—	$90,700
Lonnie H. Norris	$43,120	$37,200	—	$80,320
Derril W. Reeves	$68,500	$37,200	—	$105,700
Steven J. Semmelmayer	$55,500	$37,200	—	$92,700

(1)

Amounts shown are based on the fair value of the entire award on the grant date, regardless of vesting requirements. The assumptions we used in valuing the stock options can be found in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. At December 31, 2009, the aggregate number of option awards outstanding and held by each Director was as follows: Ms. Donohue—10,000; Dr. Hunter—55,875; Mr. Moufflet—70,125; Dr. Norris—10,000; Mr. Reeves—100,800; and Mr. Semmelmayer—20,000.

(2)	The aggregate value of perquisites and other personal benefits or property paid to each director was less than $10,000. We pay no other compensation to the directors.

(3)	Mr. Kelly did not stand for re-election at our 2009 annual meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this section of our proxy statement is to provide an overview of our executive compensation program, the material decisions we made with respect to each element of our executive compensation program and the material factors that we considered in making those decisions. In this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Accounting Officer as our “named executive officers.” The tables that follow this section of the proxy statement contain specific information about the compensation earned or paid in 2009 to our named executive officers. This section of the proxy statement is designed to put that information into context within our overall executive compensation program.

Our named executive officers, primarily our Chief Executive Officer, participate in the compensation setting process for our other executive officers. Our Chief Executive Officer discusses with the Compensation Committee the performance of our other officers and makes recommendations regarding base salaries, bonus plans and option grants. In addition, as authorized by the Compensation Committee, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer establish qualitative annual performance objectives, or APOs, for our executives who report to them. Part of the bonus for each of these officers is based upon achievement of the applicable APOs.

At its first meeting, held in February 2009, the Compensation Committee reviewed the results of our company’s performance in 2008 in connection with its consideration of potential officer bonus payments for 2008 and salaries for 2009. The Compensation Committee also reviewed and considered compensation information from other comparable companies obtained from a compensation database provided by Equilar. The Equilar database is a commercially available database of compensation information compiled from proxy statements of publicly traded companies that allows for benchmarking and tracking of executive compensation based on user selected variables, including industry, financial information and market valuation information. Based on these reviews and in light of the continuing uncertainty in the overall economy, the Compensation

Committee concurred with senior management’s recommendations and did not award any officer bonuses for 2008 and did not increase any officer salaries for 2009. In addition, the Compensation Committee reviewed and considered information regarding the outstanding stock options under our equity incentive plans and, following that review, approved annual stock option grants to our officers.

At the February 2009 meeting, the Compensation Committee also began its consideration of appropriate parameters for officer bonus plans for 2009. Due to a variety of factors, the Compensation Committee determined to develop a bonus structure focused on and tied to our cash flow. Those factors included our need to refinance our then-existing revolving credit facility and term loan, which had a maturity date of January 20, 2010; the likely material adverse effect on our business if we failed to refinance this debt; the very limited and restrictive credit markets and our belief that we could not refinance this debt in these markets under the prevailing debt coverage requirements for new financings; and the continuing economic uncertainty and its potential negative impact on our profitability in 2009. In consideration of these factors, the Compensation Committee began developing bonus plans tied to achieving specific cash flow objectives, so as to allow for a rapid and significant reduction of indebtedness, rather than earnings from operations, which had historically been the primary quantitative measure in the bonus plans for our executive and other officers. The Compensation Committee requested additional information from management to facilitate its development of the new bonus plans.

In addition, the Compensation Committee reviewed an initial draft of the CD&A for the proxy statement for our 2009 annual meeting. A final form of the CD&A, revised to reflect the Compensation Committee’s discussions and decisions, was subsequently approved by written action of the committee.

At its second meeting in 2009, the Compensation Committee continued its deliberations regarding potential officer bonus plans for 2009, and in particular continued its consideration and development of the appropriate cash flow-based quantitative objective for the bonus plans. The Compensation Committee reviewed potential bonus target calculations and draft bonus plans. Following the preparation of revised bonus plans reflecting its decisions at the meeting, the Compensation Committee approved the 2009 bonus plans for our executive and other officers by written action.

In subsequent meetings, the Compensation Committee continued its consideration of various compensation matters and received and considered a presentation from David F. McDaniel of McDaniel Associates, an independent human resources and compensation consulting firm, regarding national executive compensation trends, our compensation practices and related matters. At its last meeting in 2009, the Compensation Committee discussed and evaluated the performance of our named executive officers, reviewed our company’s actual and forecasted performance against the officer bonus plan targets and began its deliberations regarding 2010 compensation of our officers. At that meeting, the Compensation Committee approved 2010 salaries for our executive officers. In light of the continuing general economic uncertainty, the Compensation Committee once again accepted senior management’s recommendation and decided not to increase our officers’ salaries, except for an increase for one officer who is not a named executive officer.

The Compensation Committee met twice in February 2010. At those meetings, the Compensation Committee considered 2009 bonuses and additional elements of 2010 compensation for our executive officers. The Compensation Committee reviewed our company’s performance in 2009 against performance goals established under the officer bonus plans. Other than the general presentation provided by Mr. McDaniel in the latter part of 2009, the Compensation Committee did not retain any compensation consultants or other advisors during 2009 with respect to 2010 compensation matters.

Following the review, the Compensation Committee approved bonuses for our executive officers and also considered and approved annual option grants to our executive officers, all of which are described in detail below. In addition, the Compensation Committee considered bonus plans for 2010 for our officers. For 2010, the Compensation Committee decided to continue with bonus incentives tied to achievement of a cash flow-based quantitative objective.

Objectives of the Compensation Program

The primary objective of our executive compensation program is to attract, motivate and retain key executives and align their compensation with our overall performance. The Compensation Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with our corporate objectives and shareholder interests. To this end, the Compensation Committee has established an executive compensation philosophy that includes the following considerations:

•	an emphasis on performance-based compensation that differentiates compensation results based upon varying elements of corporate, business unit and individual performance,

•	a recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities, and

•	a mix of short-term cash and long-term equity-based compensation.

The Compensation Committee believes it is important, when making its compensation-related decisions, to be informed as to current practices of similarly-situated companies. Although the Compensation Committee may from time to time consider comparative information, the Compensation Committee does not rely on any specific comparator group in making compensation decisions. The Compensation Committee does not engage in benchmarking compensation against any comparator groups and has not established targeted percentile rankings with respect to total compensation or the specific elements of compensation for our executive officers.

Design of the Compensation Program

The Compensation Committee has designed the compensation program to achieve the objectives described above, to ensure market competitiveness and to assure satisfaction of our objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk compensation. The compensation program is intended to reward an executive officer based upon corporate performance as well as the performance of that executive officer. In annually reviewing the compensation of our executive officers, the Compensation Committee considers multiple factors, including the overall corporate financial performance for all executive officers. For specific officers, the Compensation Committee may consider the financial performance of specific business units or successful completion of APOs, which may include individual initiatives that will contribute to our future success.

The compensation program includes the following elements: base salary, annual cash incentives, stock option grants and other benefits and perquisites. We believe that the annual cash incentives and the stock options that are granted to our named executive officers are performance-based compensation, as discussed below. Our executive compensation policy provides that a significant portion of the total compensation payable to our named executive officers will be in the form of performance-based compensation. The elements of our compensation program are described below.

Base Salaries

Base salary is an important element of executive compensation because it provides executives with a fixed level of regular periodic income. In determining base salaries for our executive officers, the Compensation Committee considers individual and corporate performance, level of responsibility, and market and competitive data. The Compensation Committee establishes base salaries at a level to permit a significant portion of the total compensation that each executive officer can earn to be performance-based cash incentives and equity awards.

Annual Cash Incentives

As part of our executive compensation program, our executive officers are eligible to receive annual cash incentive awards pursuant to our annual cash bonus program. Target bonus amounts are designed to provide competitive incentive pay and reflect our pay-for-performance philosophy. The target amounts typically range from 25% to 100% of annual base salaries. However, under certain circumstances, including under the 2009 bonus plans, these targets have been set to allow certain of our named executive officers to earn bonus amounts exceeding 100% of their base salaries. These targets are reviewed periodically and, as in 2009, can be tailored to accomplish specific near-term objectives. Target cash incentive amounts generally represent a greater portion of an executive’s overall potential cash compensation as levels of responsibility and function increase.

Performance objectives intended to focus attention on achieving key goals are established or approved for our company and for each business unit at the beginning of each fiscal year. For 2009, the primary quantitative objective was achievement of a target based upon selected items of cash flow from our company’s 2009 operations, referred to in this CD&A as “selected cash flow.” Selected cash flow is calculated as (a) earnings before interest, taxes, depreciation and amortization, and excluding stock option expense, less (b) capital expenditures, and plus (c) the amount of any reduction in accounts receivable or minus the amount of any increase in accounts receivables.

A portion of each executive officer’s bonus, and in certain cases all of the bonus, is tied to achievement of a selected cash flow target for our company as a whole. For 2009, all or part of the bonus awards for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were based on achievement of the selected cash flow target. These officers could earn bonuses ranging from 90% to 140% of their respective potential bonus amounts, with the final percentage based upon the percentage of the selected cash flow target achieved, but with no bonuses earned unless at least 90% of the selected cash flow target was achieved. For each executive officer whose entire bonus was not tied to the achievement of the corporate selected cash flow target, the balance of the bonus was either tied to specific APOs for that executive officer or performance of a certain part of our operations, or both.

For 2009, under these performance goals, the corporate selected cash flow target was $39.6 million and the actual corporate selected cash flow calculated on the same basis was $45.7 million. The Compensation Committee believes that the implementation of bonus plans focused on this selected cash flow target and our significant over-achievement of the target were significant factors in our ability to reduce our indebtedness by more than $14 million in the first six months of 2009, and the successful refinancing of our bank debt and concurrent public offering of our common stock, both of which were completed in the third quarter of 2009.

Stock Option Grants

Our executive officers also are eligible to receive equity-based incentive compensation under our Amended 2005 Equity Incentive Plan. Grants under that plan are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders. All stock options granted by the Compensation Committee in 2009 vest over a four-year period, with 25% of the shares subject to each option vesting on each anniversary of the grant date. This vesting schedule is intended to require long-term focus on performance for the executive to realize any value from the exercise of stock options. In addition, stock options are granted with an exercise price equal to the market price of our common stock on the date of grant and provide no cash benefit if the price of our common stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, our performance needs to be at a level that results in increased stock price performance and shareholder value over a multi-year period.

Individual equity awards historically have been determined by the Compensation Committee based on an officer’s current performance, potential for future contribution and responsibility, and market competitiveness. Individual equity awards are generally determined based on a formula that takes into account the amount of the executive officer’s base compensation and annual cash incentive compensation. As a result of this methodology, option shares are generally greater for the most senior executive officers, who have higher levels of responsibility. This philosophy encourages and rewards individual advancement.

Because a primary purpose of granting equity awards has been to encourage positive future performance, the Compensation Committee did not consider the equity awards granted to an individual in previous years or the number of shares of common stock then owned by the executive when determining equity awards in 2009. The Compensation Committee historically has placed a relatively heavy emphasis on stock-based incentives, consistent with its philosophy that these incentives more closely align the interests of our executive officers with the long-term interests of shareholders.

The Compensation Committee has established a practice of approving annual option grants to our executive officers at its first regularly scheduled meeting each year and does not time those grants in coordination with the release of material nonpublic information. For other option grants, the Compensation Committee has in the past delayed the grants until after dissemination of material nonpublic information known to the Compensation Committee and anticipates that it will follow a similar practice in the future. The exercise price for each option is the closing price of our common stock on the grant date.

We also have an employee stock purchase plan. Participation in that plan is available to all employees, including our executive officers, except our Chief Executive Officer.

Retirement Plans

We generally expect our executive officers to plan for and fund their own retirement. We maintain a 401(k) savings plan that permits employees to defer a limited portion of salary and bonus into any of several investment alternatives. In addition, we make matching contributions equal to 50% of the first 6% of salary deferred by employees subject to maximums established by the Internal Revenue Service. Matching contributions made with respect to our named executive officers are included in the Summary Compensation Table on page 19 of this proxy statement. We do not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for our executive officers.

Other Benefits and Perquisites

Our executive compensation program also includes other benefits and perquisites. Our executive officers participate in company-sponsored group benefit plans, such as health, life and disability insurance plans, available to all employees. In addition, our Chief Executive Officer receives an automobile allowance, and our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer have tax preparation services provided to them. For more detailed information regarding benefits and perquisites provided to our executive officers, see the Summary Compensation Table on page 19 of this proxy statement.

Our Compensation Decisions

This section describes the compensation decisions that we made with respect to our named executive officers for 2009 and during the first quarter of 2010.

Base Salaries

We review and, if appropriate, adjust base salaries annually. In both 2009 and 2010, the Compensation Committee determined not to change base salaries of the named executive officers from the prior year.

Name	Title	2009 Base Salary	2010 Base Salary
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$459,500	$459,500
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$277,000	$277,000
Michael J. Vaughan	Executive Vice President, Chief Operating Officer	$293,500	$293,500
Mark W. Vargo	Vice President, Chief Accounting Officer	$170,000	$170,000

In setting these base salaries, we considered the compensation philosophy and principles described above; the experience and knowledge of the named executive officer and the quality and effectiveness of his leadership; all of the components of executive compensation, including primarily base salary, annual cash incentives and long-term stock-based incentives; the mix of pay-for-performance and at-risk compensation to total compensation; and the current business and economic environment.

Bonuses

The Compensation Committee approved bonuses for 2009 performance, which were paid in the first quarter of 2010. As stated above, our company exceeded its selected cash flow target for 2009. As a result, each of the executive officers was awarded the portion of his bonus that was based upon achievement of selected cash flow, which in some cases was the entire bonus. The executive officers who had a portion of their bonuses based upon achievement of individual APOs achieved all of their APOs. The following table reflects the bonuses for the named executive officers for 2009.

Name	Cash Bonus
Gregory A. Serrao	$640,800
Breht T. Feigh	$310,240
Michael J. Vaughan	$328,720
Mark W. Vargo	$42,500

In approving these bonuses, the Compensation Committee exercised its discretion and awarded Mr. Feigh a bonus equal to 140% of his bonus potential for both the portion tied to achievement of the selected cash flow target and the portion tied to achievement of his APOs. Refinancing our bank debt was one of our top priorities in 2009. The Compensation Committee believes that Mr. Feigh’s relationships with our lenders and his efforts in the refinancing process were integral to the successful completion of the refinancing, and that awarding of the discretionary portion of his bonus, which was $44,320, was appropriate under these circumstances.

Option Grants

The Compensation Committee typically considers and awards option grants to our executive and other officers on an annual basis in February. In February 2010, the Compensation Committee awarded option grants to our officers. The following table sets forth the number of option shares granted to each named executive officer in 2010.

Name	Options Granted
Gregory A. Serrao	85,400
Breht T. Feigh	45,500
Michael J. Vaughan	48,200
Mark W. Vargo	6,600

To ensure the long-term incentive nature of these option grants, as with prior option grants, these options were granted with an exercise price equal to the closing price of our common stock on the date of grant and vest over a four-year period, with each option vesting with respect to 25% of the shares subject to the option on each anniversary of the grant date.

Other Considerations

Although the Compensation Committee considers tax and accounting issues in connection with its compensation decisions, those have not become material factors in the Compensation Committee’s compensation decisions to date.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of our company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Derril W. Reeves, Chairman

Robert E. Hunter, D.M.D.

Lonnie H. Norris, D.M.D., M.P.H.

SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid to or earned by our named executive officers for the fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		Other Bonus		All Other Compensation(3)			Total
Gregory A. Serrao Chairman, President and Chief Executive Officer	2009 2008 2007	$ $ $	459,500 459,500 446,500	$ $	243,904 — 467,181	$ $	640,800 — 444,500	— — —		$ $ $	36,350 35,900 31,249	(5)	$ $ $	1,380,554 495,400 1,389,430

Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer	2009 2008 2007	$ $ $	277,000 277,000 269,000	$ $	146,844 — 282,255	$ $	265,920 — 215,200	$44,320 — —	(4)	$ $ $	10,850 8,900 8,750		$ $ $	744,934 285,900 775,205

Michael J. Vaughan Executive Vice President, Chief Operating Officer	2009 2008 2007	$ $ $	293,500 293,500 285,000	$ $	155,798 — 299,558	$ $	328,720 — 285,000	— — —		$ $ $	10,850 8,292 6,750		$ $ $	788,868 301,792 876,308

Mark W. Vargo Vice President, Chief Accounting Officer	2009 2008 2007	$ $ $	170,000 170,000 165,000	$ $ $	22,564 30,415 45,420	$ $	42,500 — 41,250	— — —		$ $ $	7,350 6,340 6,069		$ $ $	242,414 206,725 257,739

(1)

These awards are non-qualified stock options granted under our Amended 2005 Equity Incentive Plan and our Amended and Restated 1996 Stock Option Plan. Amounts shown are based on the fair value of the entire award on the grant date, regardless of vesting requirements. The assumptions we used in valuing the stock options can be found in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Amounts for 2007 and 2008, previously presented as the expense recorded by us, have been recalculated to present the grant date fair value, in accordance with the change in SEC rules.

(2)	The bonus amounts shown for 2009 and 2007 are amounts earned under our incentive bonus plan that are described in CD&A in respect of services performed in 2009 and 2007, respectively.

(3)	Includes matching contributions we made under our 401(k) Savings Plan and amounts we paid on behalf of Mr. Serrao, Mr. Feigh and Mr. Vaughan for personal tax services.

(4)	Additional bonus earned by Mr. Feigh for 2009 that is described in CD&A in respect of services performed in 2009.

(5)	Includes $9,000 we paid to Mr. Serrao as a car allowance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all plan-based equity awards granted to our named executive officers during the fiscal year ended December 31, 2009. The equity awards granted in fiscal year 2009 identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year-End” on the following page. All equity awards to our named executive officers in 2009 were granted under our Amended 2005 Equity Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold	Target		Maximum
Gregory A. Serrao	N/A	—	$459,500	(3)	$640,800
	2/24/2009					68,100	$6.53	$243,904

Breht T. Feigh	N/A	—	$221,600	(4)	$265,920
	2/24/2009					41,000	$6.53	$146,844

Michael J. Vaughan	N/A	—	$234,800	(4)	$328,720
	2/24/2009					43,500	$6.53	$155,798

Mark W. Vargo	N/A	—	$42,500	(5)	$42,500
	2/24/2009					6,300	$6.53	$22,564

(1)	The exercise price of the options is no less than the fair market value of our common stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

(2)

We utilized the Black-Scholes pricing model to provide a grant date fair value of the options. The Black-Scholes pricing model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options: expected option life of 6.0 years, dividend yield of 0.0%, risk-free interest rate of 2.0% and expected volatility of 58%.

(3)	The Compensation Committee fixed the non-equity incentive plan award at 100% of base salary.

(4)	The Compensation Committee fixed the non-equity incentive plan award at 80% of base salary.

(5)	The Compensation Committee fixed the non-equity incentive plan award at 25% of base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2009. All vesting is contingent upon, among other things, continued employment with our company.

	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Gregory A. Serrao	219,613	—		$5.99	7/3/2013
	33,150	—		$8.90	2/24/2014
	40,650	—		$15.75	2/22/2015
	41,550	13,850	(1)	$13.80	2/21/2016
	21,600	21,600	(2)	$21.25	2/20/2017
	—	68,100	(4)	$6.53	2/24/2019

Breht T. Feigh	22,500	—		$4.75	11/8/2010
	6,327	—		$5.25	3/16/2011
	15,000	—		$4.60	9/4/2011
	25,875	—		$5.23	2/25/2012
	17,746	—		$5.99	7/3/2013
	150,000	—		$6.67	10/6/2013
	15,450	—		$8.90	2/24/2014
	22,800	—		$15.75	2/22/2015
	24,375	8,125	(1)	$13.80	2/21/2016
	13,050	13,050	(2)	$21.25	2/20/2017
	—	41,000	(4)	$6.53	2/24/2019

Michael J. Vaughan	150,000	—		$6.67	10/6/2013
	24,150	—		$8.90	2/24/2014
	31,050	—		$15.75	2/22/2015
	25,650	8,550	(1)	$13.80	2/21/2016
	13,850	13,850	(2)	$21.25	2/20/2017
	—	43,500	(4)	$6.53	2/24/2019

Mark W. Vargo	4,350	—		$6.01	5/2/2013
	6,600	—		$8.90	2/24/2014
	4,350	—		$15.75	2/22/2015
	3,900	1,300	(1)	$13.80	2/21/2016
	2,100	2,100	(2)	$21.25	2/20/2017
	1,050	3,150	(3)	$9.58	2/22/2018
	—	6,300	(4)	$6.53	2/24/2019

(1)	These options were granted on February 21, 2006 and vest ratably over a four-year period. The options listed in the table will vest on February 21, 2010.

(2)	These options were granted on February 20, 2007 and vest ratably over a four-year period, with one-fourth of the options vesting on each of February 20, 2010 and February 20, 2011.

(3)	These options were granted on February 22, 2008 and vest ratably over a four-year period, with one-fourth of the options vesting on each of February 22, 2010, February 22, 2011 and February 22, 2012.

(4)

These options were granted on February 24, 2009 and vest ratably over a four-year period, with one-fourth of the options vesting on each of February 24, 2010, February 24, 2011, February 24, 2012 and February 24, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the amount realized during 2009 on the exercise of stock options by each of our named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gregory A. Serrao	—	—
Breht T. Feigh	—	—
Michael J. Vaughan	—	—
Mark W. Vargo	—	—

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Stock Option Plans

Under the terms of our stock option plans, if a participant’s employment with us terminates by reason of the participant’s death or disability, then to the extent a stock option held by the participant is vested as of the date of death or disability, that stock option may be exercised by the participant, the legal representative of the participant’s estate, the legatee of the participant under the will of the participant or the distributee of the participant’s estate, whichever is applicable, for a period of one year from the date of death or disability or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of death or disability will immediately lapse and be of no further force or effect.

If a participant’s employment with us terminates for any reason other than death or disability, then to the extent any stock option held by the participant is vested as of the date of termination, that stock option may be exercised for a period of 90 days from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of termination will immediately lapse and be of no further force or effect. Upon the termination of the participant’s employment by us for cause, any and all unexercised stock options granted to the participant will immediately lapse and be of no further force or effect.

In the event of a change of control of our company, all stock options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms. For purposes of the stock option plans under which there are outstanding and not fully vested stock options, a “change of control” means:

•

the acquisition by any person of beneficial ownership of our securities representing more than 50% of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, other than any acquisition directly from us or any of our subsidiaries or employee benefit plans and any non-control acquisition (a “non-control acquisition” refers to a transaction in which (a) the beneficial owners of our outstanding common stock and voting securities immediately prior to the transaction beneficially own more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to the transaction and (b) at least a majority of the Board continues in office following the transaction),

•

when, during any period of 24 consecutive months, there is a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest),

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or the acquisition by us of assets or shares of another corporation, unless the transaction is a non-control acquisition, or

•	our shareholders approve a complete liquidation or dissolution of our company.

Employment Agreement with Mr. Serrao

We entered into an Amended and Restated Employment and Non-Competition Agreement, dated January 2, 2001, with Mr. Serrao, as amended effective on January 1, 2009. Under this agreement, Mr. Serrao serves as our Chairman, President and Chief Executive Officer, reporting to the Board of Directors and has broad authority to manage and direct our corporate affairs and operations, subject to the reasonable control, guidelines and policies of the Board.

Pursuant to his employment agreement, Mr. Serrao is entitled to receive an annual base salary, which was $459,500 for 2009 (subject to potential increases), and may earn a potential bonus payment in an amount up to a specified percentage of his then current base salary. He also is entitled to a variety of benefits, including coverage under our group health, life and disability insurance plans and other benefit programs made available to our senior executives.

Mr. Serrao’s employment agreement has no stated term. It continues until terminated by one of the methods provided in the agreement. The agreement terminates automatically upon Mr. Serrao’s death or permanent disability, as determined by a qualified independent physician. In addition, either party can terminate the agreement on 90 days’ prior written notice.

If the employment agreement is terminated due to Mr. Serrao’s death, we would continue to pay his salary for the remainder of the month in which his death occurred, and his estate would be entitled to the pro rata share of any bonus that otherwise would have been payable with respect to the year in which the death occurred. If the employment agreement is terminated due to Mr. Serrao’s disability, Mr. Serrao would be entitled to receive the pro rata share of any bonus that otherwise would have been payable with respect to the year in which the disability occurred.

We may terminate the agreement for “cause,” which is defined to include Mr. Serrao’s conviction of, or pleading guilty or no contest to, any felony; his willful failure or refusal to perform his duties; his unauthorized disclosure of our proprietary information; his breach of the non-competition or non-solicitation provisions contained in the agreement; or his fraud or embezzlement or any other act of dishonesty against us.

If we terminate the agreement without cause, Mr. Serrao is entitled to receive severance benefits in an amount equal to his then current annual base salary (payable in twelve equal monthly installments) and health, disability and insurance benefits, at our cost, for twelve months following termination, plus his pro rata share of any bonus that otherwise would have been paid with respect to the year of termination, payable at the time the bonus otherwise would have been paid had his employment continued.

Mr. Serrao may terminate the agreement for “good reason,” which is defined to include any reduction in the compensation payable under the agreement; any material reduction of the other benefits to which Mr. Serrao is entitled under the agreement; any material reduction by us in Mr. Serrao’s responsibilities, authority, title or position; the assignment to him of responsibilities or duties inconsistent with his offices; or a change of control of our company. For purposes of the employment agreement, a “change of control” is deemed to occur if, as a result of one or more transactions (other than public offerings of securities by us), a person or group of persons acting in concert own collectively a majority of our voting securities or have the right to elect a majority of our Board of Directors. However, if Mr. Serrao is afforded the opportunity to continue in the same positions with the surviving corporation following the change of control, with responsibilities, authority, compensation and other benefits no less favorable than those in effect prior to the change of control, Mr. Serrao may not terminate the agreement for good reason as a result of the change of control until the first anniversary of the change of control.

If Mr. Serrao terminates the agreement for good reason, he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) as if we terminated his employment without cause, plus payment of the full amount of the bonus that otherwise could have been payable to him with respect to the year of termination, with the bonus payable in twelve equal monthly installments payable at the same time as the continuing payments of his base salary.

The following table provides the dollar amounts we would pay to Mr. Serrao pursuant to his employment agreement in the event of termination or a change of control. For purposes of this table, we have assumed the termination or change of control event occurred on December 31, 2009.

Termination Event	Cash Severance Payments	Health Disability and Insurance Benefits(1)
Involuntary Termination without Cause	$459,500(2)	$22,300
Involuntary Termination with Cause	—	—
Termination for Good Reason	$459,950(3)	$23,300
Death	—(4)	—
Disability	—(5)	—(5)

Change of Control (without Termination)	—(5)	—(5)
Change of Control (with Termination for Cause or Good Reason)	$459,500	$22,300

(1)	Valued as the net cost to us at December 31, 2009 for the benefits to be provided under the employment agreement.

(2)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the pro rata share of any bonus that otherwise would have been payable with respect to the year in which the termination occurred, payable at the time the bonus is paid to other employees.

(3)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the full amount of any bonus that otherwise would have been payable with respect to the year in which the termination occurred, payable in twelve equal monthly installments.

(4)	Mr. Serrao would continue to receive salary through the month in which the death occurred.

(5)	No additional compensation would be payable to Mr. Serrao upon disability or a change of control (without termination) that is not similarly provided to our other employees.

None of our other named executive officers are entitled to receive payments or other compensation in connection with termination or a change of control, other than benefits that are provided to all of our employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to options and other equity awards under our equity compensation plans as of December 31, 2009 (in thousands, except per share amounts).

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by shareholders	—	—	—

Equity compensation plans approved by shareholders (excluding ESPP)	1,989	$10.25	730

Equity compensation plans approved by shareholders	N/A	N/A	248

Total all plans	1,989	$10.25	978

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy and procedures for reviewing related party transactions involving our company. The policy defines “related parties” as officers who are Section 16 reporting persons (and their immediate family members), directors (and their immediate family members), 5% shareholders, and any entity owned or controlled by any of the preceding people or entities or with respect to which they have a substantial ownership or control interest. The policy defines a “related party transaction” as any transaction between our company and a related party other than transactions available to all employees generally or involving a de minimis dollar amount.

Related party transactions may only be consummated or may only continue if (i) the Audit Committee approves or ratifies the transaction, (ii) the disinterested members of the Board approve the transaction, or (iii) the transaction involves compensation approved by the Compensation Committee.

Our Board of Directors believes that the Audit Committee is best suited to review and approve related party transactions. Under the policy, our management is responsible for presenting proposed related party transactions to our Audit Committee, other than transactions discussed above that are approved or are to be approved by the disinterested members of our Board or the Compensation Committee. The Audit Committee reviews the proposed related party transaction and makes a decision regarding approval. Our management has a further obligation to update the Audit Committee as to any material changes to any proposed transaction.

Our management may alternatively preliminarily enter into any related party transaction subject to ratification by the Audit Committee. If the Audit Committee declines to ratify the related party transaction, our management must make all reasonable effort to cancel or annul the transaction.

A subsidiary of ours has a provider contract with DentaQuest, a subsidiary of Dental Service of Massachusetts, Inc., of which Ms. Donohue is President and Chief Executive Officer. In 2009, our subsidiary submitted insurance claims for dental care and received reimbursement of $2,122,345 from DentaQuest. Ms. Donohue does not have any direct or indirect interest in our subsidiary’s transactions with DentaQuest, other than in her capacity as President and Chief Executive Officer of Dental Service of Massachusetts. Our subsidiary’s provider contract with DentaQuest was negotiated prior to Ms. Donohue’s appointment to our Board of Directors. In connection with Ms. Donohue’s appointment to the Board, the disinterested directors reviewed our business relationship with DentaQuest and determined that the relationship did not impair her independence under applicable Nasdaq listing standards and would not interfere with the exercise of her independent judgment in carrying out her responsibilities as a director.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 with management.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLC, the audited consolidated financial statements for the fiscal year ended December 31, 2009 and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dr. Robert E. Hunter, Chairman

Fay Donohue

Gerard M. Moufflet

Derril W. Reeves

PROPOSAL 2—RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

Proposal Summary

Our Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the current fiscal year. We are asking our shareholders to ratify our Audit Committee’s selection. Although shareholder ratification of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give our shareholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider the selection of PwC for the ensuing fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company’s and our shareholders’ best interests.

A representative of PwC is expected to be present at the meeting and be available to respond to appropriate questions and, although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

Board Recommendation

Our Board of Directors recommends that our shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers  LLP as our independent registered public accounting firm for the current fiscal year.

Independent Accountant Fees

The following table presents fees for services rendered by PwC during the last two fiscal years.

	2009	2008
Audit fees	$785,600	$782,775
Audit-related fees	152,250	—
Tax fees	70,174	56,000
All other fees	—	—

Audit Fees

The audit fees listed for 2009 and 2008 were for professional services rendered in connection with the audits of the consolidated financial statements included in our Annual Report on Form 10-K for each year, audits of our internal control over financial reporting as of each year end, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory and subsidiary audits, issuance of consents and assistance with the review of documents filed with the SEC. All of these services were approved by our Audit Committee.

Audit-Related Fees

The audit-related fees listed for 2009 were for a Form S-3 filing and related equity raising, as well as mergers and acquisitions. All of these services were approved by the Audit Committee.

Tax Fees

The tax fees listed for 2009 and 2008 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, regulatory audits and other general tax advice. All of these services were approved by the Audit Committee.

Auditor Independence

None of the time devoted by PwC on its engagement to audit our financial statements for the year ended December 31, 2009 is attributable to work performed by persons other than employees of PwC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approved all audit and non-audit services that are to be performed by PwC. The Audit Committee has not adopted a pre-approval policy that would permit management to engage PwC. However, the Chairman of the Audit Committee may pre-approve the rendering of services on behalf of the Audit Committee, provided that each pre-approval by the Chairman is presented to the full Audit Committee at its next scheduled meeting.

ADMINISTRATIVE MATTERS

Communicating with our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by our shareholders and will respond if and as appropriate. Our Chairman and Audit Committee Chairman are primarily responsible for communications with shareholders and for providing, as each reasonably deems appropriate, copies or summaries of those communications to the other directors. Any shareholder who wishes to send communications on any topic to our Board of Directors should address those communications to the Board of Directors, American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880 to the attention of our Chairman, or, if the shareholder desires to communicate with the non-management directors, our Audit Committee Chairman.

Proposals for our 2011 Annual Meeting of Shareholders

Our shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. A proposal that a shareholder would like included in our proxy statement for our 2011 annual meeting of shareholders must satisfy all applicable requirements of Rule 14a-8 and must be received by our Secretary at our principal executive offices in Wakefield, Massachusetts no later than December 16, 2010.

If a shareholder intends to present a proposal at our 2011 annual meeting, but not include that proposal in our proxy statement, the proposal must be submitted to our Secretary at our principal executive offices in Wakefield, Massachusetts no later than March 1, 2011.

By Order of our Board of Directors

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

Wakefield, Massachusetts

April 15, 2010

401 EDGEWATER PLACE SUITE 430 WAKEFIELD, MA 01880

VOTE BY INTERNET - www.proxyvote.com

To vote by proxy over the Internet, please visit www.proxyvote.com any time prior to 11:59 p.m., EDT, on May 25, 2010. Please have this proxy card in hand when visiting the website and follow the instructions provided.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to receive or access future shareholder communications electronically by e-mail or over the Internet, please follow the instructions above to vote by proxy over the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

VOTE BY PHONE - 1-800-690-6903

To vote by proxy by telephone, please call 1-800-690-6903 any time prior to 11:59 p.m., EDT, on May 25, 2010. Please have this proxy card in hand when calling and follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you attend the 2010 Annual Meeting of Shareholders, you may vote in person. If you are a beneficial owner of shares, in order to vote in person at the annual meeting, you must obtain a legal proxy from the shareholder of record (your broker or custodian) that authorizes you to do so.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M24298-P93312	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AMERICAN DENTAL PARTNERS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Robert E. Hunter, D.M.D
02) David E. Milbrath, D.D.S.
03) Gerard M. Moufflet
04) Fay Donohue
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10K/Annual Report Combo, Notice & Proxy Statement are available at www.proxyvote.com.

M24299-P93312
AMERICAN DENTAL PARTNERS, INC. Annual Meeting of Shareholders May 27, 2010 This proxy is solicited by the Board of Directors

The undersigned hereby appoints Breht Feigh and Michael Vaughan, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2010 Annual Meeting of Shareholders of American Dental Partners, Inc. to be held at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts, at 8:00 a.m., EDT, on Thursday, May 27, 2010 and at any adjournments or postponements of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE PROPOSAL LISTED ON THE REVERSE SIDE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side